EXHIBIT 10.1

STRAIGHT NOTE

$200,000	South El Monte, California	May 17, 2004

For value received, Lee Pharmaceuticals promises to pay Mark DiSalvo or order, at South El Monte, California the sum of TWO HUNDRED THOUSAND DOLLARS, with interest from May 17, 2004, on unpaid principal at the rate of fifteen (15) percent for a ninety (90) day period.  Principal plus accrued interest will be due and payable on August 14, 2004.  Interest shall be calculated on the basis of the unpaid principal balance daily, based on a 365-day year, actual day month.  Principal and interest shall be payable in lawful money of the United States.  If action were instituted on this note, I promise to pay such sum as the Court may fix as attorney’s fees.  This note is unsecured.

MAY 17, 2004	RONALD G. LEE
Date	Lee Pharmaceuticals - Ronald G. Lee

MAY 17, 2004	MICHAEL L. AGRESTI
Date	Lee Pharmaceuticals – Michael L. Agresti